EXHIBIT 99.1

News Release
847 Gibraltar Drive, Milpitas, California 95035 • www.solectron.com • e.mail: corporatecommunications@ca.sl.com
Solectron Secures Three-Year,
$350 Million Revolving Credit Facility
For Immediate Release: Aug. 29, 2006
MILPITAS, Calif.—Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today announced it has secured a three-year, $350 million revolving credit facility that includes an accordion feature which allows the facility to be increased to $500 million at the Company’s discretion, subject to certain conditions.
The agreement, which will expire Aug. 28, 2009, amends and restates a $500 million credit agreement scheduled to expire Aug. 20, 2007. The new $350 million revolver includes more favorable terms than the previous agreement and was oversubscribed.
The company said its cash position has improved since 2004, when the revolving credit facility was last renewed, and that the size of the new facility was more appropriate for the company’s fiscal requirements. No amounts are currently drawn on the revolving credit facility, and the company did not borrow under the previous agreement.
The facility was co-arranged by Banc of America Securities LLC and J.P. Morgan Securities Inc. Other top lenders include Scotia Capital, Citigroup, ABN AMRO and The Royal Bank of Scotland. In addition, six other lenders committed to the facility.
About Solectron
Solectron Corporation (www.solectron.com) provides a full range of electronics manufacturing and supply chain management services to the world’s leading networking, telecommunications, computing, consumer, automotive, industrial and medical device firms. The company’s industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with low cost, flexibility and quality that improves competitive advantage. Solectron’s service offerings include new product introduction, collaborative design, materials management, product manufacturing, product warranty repair and end-of-life support. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.4 billion in fiscal 2005.
Note: SOLECTRON and the Solectron logo are registered trademarks of Solectron Corporation. The Solectron Production System, SPS, and Solectron Supply Chain Solutions Suite are also trademarks of Solectron Corporation. Other names mentioned are trademarks, registered trademarks or service marks of their respective owners.
Safe Harbor
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, Solectron’s ability to draw upon its credit facility. In particular, Solectron’s ability to draw upon its credit facility is subject to various risks, including satisfaction of certain customary conditions contained in the credit facility. Other potential risks that could cause actual results to differ materially are included in filings by Solectron with the Securities and Exchange Commission, including forms 8-K, 10-K, 10-Q and S-3. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, +1 (408) 956-7543 (U.S.), perryhayes@solectron.com
Media Contact:
Corey Olfert, Solectron Corporation, +1 (408) 956-7552 (U.S.), coreyolfert@solectron.com